Exhibit 23(a)

HANSEN, BARNETT & MAXWELL, P.C.
A Professional Corporation	Registered with the Public Company
CERTIFIED PUBLIC ACCOUNTANTS	Accounting Oversight Board
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200 Fax: (801) 532-7944
www.hbmcpas.com	A Member of the Forum of Firms

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Fonix Corporation

As independent registered public accountants, we hereby consent to the use of our report dated April 15, 2009, with respect to the consolidated financial statements of Fonix Corporation, in the Registration Statement of Fonix Corporation on Form S-8 relating to the registration of 6,000,000 shares of Class A common stock.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
October 15, 2009